CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use in this Post-Effective Amendment No. 23 to the AmeriPrime Funds' Registration Statement on Form N-1A to the references made to us under the captions "Financial Highlights" and "Auditors" included in each Prospectus and under the caption "Accountants" included in each Statement of Additional Information.


/s/

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
February 12, 1999